Exhibit 10.4.3

AMENDMENT N0. 2

to the

2006 AGREEMENT FOR THE SALE AND PURCHASE

OF ELECTRIC POWER AND ENERGY between

CHUGACH ELECTRIC ASSOCIATION, INC., and the CITY OF SEWARD

WHEREAS, Chugach Electric Association, Inc. (“Chugach”) and the City of Seward, Seward Electric Utilities Division (“Seward”) are parties (hereinafter jointly referred to as the “Parties”) to (1) the 2006 Agreement for the Sale and Purchase of Electric Power and Energy between Chugach Electric Association, Inc., and the City of Seward; and (2) Amendment No. 1 to that agreement; both of which were effective February 27, 2007 (collectively, the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement to facilitate Seward purchasing the electric output of certain small, renewable non-utility power production facilities having a nameplate capacity of greater than 25 kW, but not greater than 350 kW in the aggregate, that are planned by small power producers in Seward’s service area (“Small Power Projects”);

WHEREAS, the intent of the Parties in this Amendment No. 2 to the Agreement (“Amendment No. 2”) is to allow Seward to purchase the electric output from Small Power Projects, subject to the provisions of Section A of this Amendment No. 2, on terms that are financially neutral to both Chugach and Seward for wholesale power service provided to Seward, without changing Seward’s status under the Agreement as a partially interruptible requirements customer of Chugach;

WHEREAS, the Parties desire to amend the Agreement to facilitate Seward offering net metering service from eligible on-site generation sources to its retail customers without attendant compensation to Chugach, as detailed in Section B of this Amendment No. 2;

WHEREAS, the Parties intend that except as specifically stated herein, this Amendment No. 2 to the Agreement shall not in any way change or diminish the Parties’ respective rights and responsibilities under the Agreement, and shall not be considered as agreement to, or precedent for, future changes in the Parties’ rights and responsibilities under the Agreement; and

WHEREAS, the changes set forth herein shall not become effective unless and until this Amendment No. 2 is approved by the City Council of the City of Seward and by the Regulatory Commission of Alaska.

NOW, THEREFORE, consistent with the above, the Parties agree to amend the Agreement as set forth below:

A. New Section 3(g).

The Parties agree to add a new Section 3(g) to the Agreement as follows:

3(g).	Treatment of Small Power Production Projects.

(1) For purposes of this Section 3(g), “Small Power Project” shall mean an Eligible Non-Utility Generation facility that has a nameplate capacity of greater than 25 kW, but not greater than 350 kW, is not a net metered generation system, and sells its electric output to Seward.

(2) For purposes of Section 3(g) and Section 3(h), “Eligible Non-Utility Generation” shall mean electric generation from one or more of the following sources:

(A) Solar photovoltaic and solar thermal energy;

(B) Wind energy;

(C) Biomass energy, including landfill gas or biogas produced from organic matter, wastewater, anaerobic digesters, or municipal solid waste;

(D) Hydroelectric, geothermal, hydrokinetic energy or ocean thermal energy; and

(E) Other sources that generally have similar environmental impacts.

(3) The aggregate installed capacity of all Small Power Projects selling electric output to Seward shall not exceed 350 kW.

(4) Chugach’s monthly invoice to Seward shall be reduced by a dollar amount equal to the kWh received by Seward from the Small Power Projects multiplied by Chugach’s tariffed rate for non-firm power purchases for that billing month. Specifically, unless and until an alternative avoided cost calculation is developed, the “Non-firm power rate” on the approved Chugach Tariff Sheet No. 97 (Purchase and Sales Rates for Qualified Cogeneration and Small Power Production Facilities) for each month shall be used to determine the amount by which Chugach’s invoice shall be reduced based upon Seward’s purchases from Small Power Projects. At any time prior to the end of this Agreement, Chugach may propose to the Commission an alternative avoided cost calculation to apply to Seward’s purchases from Small Power Projects. Prior to filing any such proposal, Chugach shall meet with Seward to discuss how the proposed change, if approved, would affect Seward’s monthly invoice. Any changes in the calculation of the avoided cost rate(s) are subject to the standard review and adjudicatory processes of the Regulatory Commission of Alaska. Seward reserves the right to oppose any such proposal before the Commission.

(5) Payments made by Seward for purchases from a Small Power Project shall not be less than the reduction to Seward’s billings from Chugach for the kWh received by Seward from the Small Power Project, as described in Section 3(g)(4), above.

(6) Except for the reduction in Chugach’s monthly invoice to Seward computed pursuant to Section 3(g)(4), all rates and resulting invoices charged by Chugach to Seward shall be computed as if the electric capacity and energy received by Seward from Small Power Projects were received from Chugach. The wholesale billing rates charged by Chugach to Seward shall not be reduced to reflect any contribution of capacity from Small Power Projects. Energy-related costs other than fuel and purchased power that are presently included in the rates charged by Chugach to Seward shall not be reduced to reflect electric capacity or energy received by Seward from the Small Power Projects. For the remainder of the term of this Agreement, Chugach’s rates for Seward’s purchases of capacity and energy (including both monthly billing demand and determination of contribution to overall system peak and Total System Demand for ratemaking purposes) shall be calculated as if the amounts of capacity and energy taken from Small Power Projects by Seward were actually taken from Chugach.

(7) For purposes of Chugach’s quarterly Fuel and Purchased Power Cost Adjustment Factor updates (Chugach Tariff Sheets No. 94 et seq.), the amounts credited to Seward pursuant to Section 3(g)(4) for Seward’s purchases of electric capacity and energy from Small Power Projects will be considered part of Chugach’s system costs. Those costs shall be apportioned to all classes of service, including Seward, consistent with established cost assignment methodologies.

(8) All of Chugach’s remaining obligations under this Agreement remain unchanged.

(9) Before allowing a Small Power Project to interconnect with Seward’s facilities or equipment, or accepting any electric capacity or energy from a Small Power Project, Seward shall confirm, to Chugach’s satisfaction, its ability to provide Chugach with data that are compliant with and subject to all metering requirements of this Agreement. Seward shall require by contract with the Small Power Project that the Small Power Project will (A) pay to Chugach the installed cost of the Chugach meter/recorders designated by Chugach as necessary for Chugach to record the energy and capacity supplied by the Small Power Project to Seward; (B) provide, without charge, a telephone line (dedicated or shared) for telephone access by Chugach to the Chugach meter/recorders; and (C) provide to Chugach, without charge, full access to any Chugach-owned meter/recorders on the premises of the Small Power Project and any other rights that Chugach has with respect to other meters under this Agreement.

B. New Section 3(h).

The Parties agree to add a new Section 3(h) to the Agreement as follows:

3(h).	Treatment of Net Metered Non-Utility Generation.

(1) For purposes of this Section 3(h), “Eligible Non-Utility Generation” shall have the meaning set forth in Section 3(g)(2).

(2) This Agreement shall not be construed to prohibit Seward from purchasing or receiving from a Seward retail customer the electric output from an on-site Eligible Non-Utility Generation facility under a net metering service arrangement with the Seward retail customer, provided that the facility has a nameplate capacity of 25 kW or less, and provided that the total nameplate capacity of all Seward net metered generation facilities is less than 1.5 percent of Seward’s average retail demand.

(3) Chugach’s rates for Seward’s purchases of capacity and energy (including both monthly billing demand and determination of contribution to system peak, total system demand and energy requirements) under this Agreement shall be based on actual Chugach billing determinants. In this manner, the impact of net metering installations will be to reduce Seward’s billing load and cost responsibility by the amount of actual generation received by Seward from net metered facilities.

C. No part of this Amendment No. 2 shall be interpreted to have amended the Agreement until this Amendment No. 2 has been approved by the City Council of the City of Seward and by the RCA. It is expected that the City Council of the City of Seward will take action regarding this Amendment No. 2 on January 23, 2012. The Parties agree to use their best efforts to obtain prompt approval of this Amendment No. 2 by the RCA.

D. Notwithstanding Section C of this Amendment No. 2, Chugach agrees that Seward may begin negotiations with the owners of Small Power Projects for agreements to purchase the electric output of those projects immediately upon the Parties having signed this Amendment No. 2, and that such negotiations will not be considered a violation of the Agreement.

E. The Parties agree that this Amendment No. 2 shall not preclude Chugach from negotiating directly with any Small Power Projects or with any other power supplier to purchase electric output.

CHUGACH ELECTRIC ASSOCIATION, INC.

By:	/s/ Lee D. Thibert Acting for Brad Evans

Its:	CEO

Date:	1-24-12

CITY OF SEWARD, SEWARD ELECTRIC UTILITIES DIVISION

By:	/s/ James S. Hunt

Its:	City Manager

Date:	1-11-12

Attest:	Johanna L. Kinney
Clerk, City of Seward

STATE OF ALASKA	)
) SS
THIRD JUDICIAL DISTRICT	)

THIS IS TO CERTIFY that on this 24 day of January, 2012, before me the undersigned, a Notary Public in and for the State of Alaska, duly commissioned and sworn, personally appeared Lee Thibert to me known to be the person described in and who executed the foregoing Amendment No. 2 to the 2006 Agreement for the Sale and Purchase of Electric Power and Energy between Chugach Electric Association, Inc., and the City of Seward and acknowledged to me that he signed the same freely and voluntarily for the use and purpose therein mentioned.

WITNESS my Hand and Official Seal the day and year in this certificate first above written.

/s/ Nichole Anderson
Notary Public in and for Alaska

My commission expires: 6/24/15

Notary Public
NICHOLE ANDERSON
State of Alaska
My Commission Expires June 24, 2015